MEMORANDUM OF AGREEMENT

THIS AGREEMENT made as of this 29th day of August, 1996 by and between:

     CENTRAL PALAWAN MINING & INDUSTRIAL CORPORATION, with address at 5885 Zobel Roxas Street, Palanan, Makati, Metro Manila, Philippines, represented in this act by its duly authorized President, Engineer Fernando B. Esguerra, (hereinafter referred to as "CPMIC");

                                      AND

FENWAY  RESOURCES  LTD.,  of  #308-409  Granville  Street,  Vancouver,   British
Columbia, V6C 1T2, represented in this act by its duly authorized officers H. John Wilson and A. Leonard Taylor, (hereinafter referred to as "Fenway");

                                    WHEREAS:

A. CPMIC and Fenway entered into an option agreement dated March 21, 1992, as amended June 2, 1992, June 30, 1994, November 17, 1995, May 27, 1996 and June 28, 1996 and other related agreements between the parties herein (collectively the "Original Agreement"), pursuant to which CPMIC granted to Fenway an option to particiapte, with others, in a joint operation for the purpose of quarrying and mining raw materials for the production of cement, lime, clinker and all other rock and mineral products derived from the Central Property, and to establish a cement plant for the purposes of manufacturing cement in the territory located in the Province of Palawan, Republic of the Philippines;

B. Pursuant to the terms of the Original Agreement, CPMIC received valuable consideration and concessions from Fenway;

C. Pursuant to the terms of the Original Agreement, a pre-feasibility study on the viability of the Palawan Cement Project was concluded;

D. Pursuant to the terms of the Original Agreement, a Feasibility Study was prepard for Fenway, which Feasibility Study established the viability of the Palawan Cement



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                                        2


Project;

E. After consultation with CPMIC, the directors of Fenway passed a director's resolution dated March 4,1996 accepting the Feasibility Study;

F. The Philippine government, through BMG-DENR, conducted an official geological evaluation of the Central Property, which evaluation reported a reserve of more than 230 million tons of suitable cement raw materials thereon;

G. By Deeds of Assignment notarized on February 25, 1990, CPMIC acquired from the then claim owners the sole and exclusive right to and interest in the beneficial use of the Central Property, which Deeds of Assignment were registered on February 17, 1992 with BMG-DENR, Puerto Princesa, Palawan, Philippines;

H. Whereas CPMIC has already brought the Central Property, in accordance with Philippine laws, within the coverage of Executive Order No. 279 which requires the execution of a Mineral Production Sharing Agreement with the Philippine government covering the said mining claims and also within the coverage of Republic Act No. 7942, otherwise known as the "Philippine Mining Act of 1995" and has applied for the MPSA as hereinafter defined;

I. Fenway is a technically and financially capable resource company in the Province of British Columbia, Canada; Fenway has advanced the necessary funds to successfully undertake among others, the activities described on Recital (C),
(D). and 14.2 (d);

J. The parties wish to restate their rights, duties and obligations with respect to the subject matter of the Original Agreement, to amend, modify and supersede the same to the extent provided herein, and to implement the activities contemplated and described under this Agreement;

NOW THEREFORE in consideration of the premises, the performance of the mutual covenants contained herein and other good and valuable consideration given by each party to the others, The receipt and sufficiency of which is hereby conclusively acknowledged, it is hereby agreed as follows:

1. ENTIRE AGREEMENT

1.1 This Agreement, when executed, constitutes the whole agreement between all the parties hereto and supersedes all the Original Agreements written, oral or otherwise, and there are no representations or warranties, express or implied, statutory or otherwise



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                                        3

other than expressly set forth or referred to herein.

1.2 It is specifically acknowledged by the parties hereto that the Original Agreement is superseded and cancelled and of no further force or effect.

1.3 This Agreement may not be amended, modified, released or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto.


2. INTERPRETATION

2.1 For purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires:

     (a) "Acceptable Funding Commitment" means a bona fide commitment to provide the Production Funds;

     (b) "Activities" means all activities and operations relating to the Central Property in accordance with this Agreement and within the scope and purpose of CPCC as referred to in this Agreement.

     (c) "Agreement" means this Memorandum of Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof, and includes every Schedule or Annex attached hereto, if any;

     (d) "BMG-DENR" means the Philippine Bureau of Mines and Geo-Sciences, Department of Environment and Natural Resources;

     (e) "Business Days" means any day during which Philippine chartered banks are open for business in Metro Manila, Republic of the Philippines;

     (f) "CPCC" means Central Palawan Cement Corporation, a company to be incorporated pursuant to the laws of the Republic of the Philippines, or any successor company however formed, whether as a result of merger, amalgamation, in accordance with the terms of Paragraphs 4 and 10 of this Agreement;

     (g) "CPMIC" moans Central Palawan Mining & Industrial Corporation, a company incorporated pursuant to the laws of The Republic of the Philippines, or any successor company however formed, whether as a result of merger, amalgamation, or other action;



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                                        4


(h) "Central Property" means all existing mining claims and rights/quarrying rights, mining right applications and Mineral Production Sharing Agreements as defined in Republic Act 7942 (Philippine Mining Act of 1995) covering 4,941 hectares of land and more particularly described in Schedule "A" hereto and all tenures in substitution or replacement therefor including, without restricting the generality, all rights to enter upon the Central Property, explore, develop and remove any minerals therefrom;

(i) "Closing Date" means the day ten (10) Business Days following the receipt of Regulatory Approval, or such other date as the parties hereto shall mutually agree;

(j) "Commercial Production" means:

          i) the last day of a period of forty (40) consecutive days in which Venture Products have been processed from the Central Property at not less than 60% of its rated operating capacity; or

          ii) the last day of a period of thirty (30) consecutive days during which ore has been shipped from the Central Property for the purpose of earning revenues, but not period of time during which ore or concentrate is shipped from the Central Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commercial Production as determined by CPCC;

(k) "Effective Date" means March 21, 1992;

(1) "Exchange" means the Vancouver Stock Exchange;

(m) "Fair Market Value" means the highest price available in the open and unrestricted market between informed, prudent parties acting at arm's length, under no compulsion to act, expressed in terms of money or money's worth;

(n) "Feasibility Study" mcans the comprehensive report dated December 1995 prepared by Kilborn Engineering Pacific Ltd., which provides a definite technical, environmental and commercial base for determining the viability of the Palawan Cement Project and which was accepted by both Fenway and CPMIC;

(o) "Fenway" means Penway Resources Ltd., a company incorporated pursuant to the laws of the Province of British Columbia, Canada, or any successor company however formed, whether as a result of merger, amalgamation, or other action;

(p) "Gross Proceeds" means, for any period, the aggregate gross proceeds received by CPCC during the period from the sale of Venture Products derived from the Central Property and any cash proceeds received during the period from the disposition of any capital assets the cost of which has been treated as an Operating Cost;


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                                        5

(q) "Joint Venture" means the joint venture company to be formed as a result of this Agreement or CPCC as defined in this Agreement;

(r) "Joint Venture Agreement" means the agreement governing the relationship among the Parties herein and as to any third-party Participant with CPCC with respect to the Palawan Cement Project, and the Central Property, as more fully described in Paragraph 10 of this Agreement;

(s) "MPSA" means mineral production sharing agreement MPSA-IV(1)-13, as amended, which brought the Central Property within the coverage of Executive Order No. 279 and also under coverage of the Philippine Mining Act of 1995, and which confers upon CPMIC the priority right to the beneficial use of the Central Property;

(t) "Mining and Production Facilities" means all mines, roads, structures, buildings, machinery, equipment and other facilities necessary to mine, remove and process ores from the Central Property and all mines and plants, including without limitation, all pits, shafts, haulageways and other underground workings and all buildings, plants, facilities and other structures, fixtures and improvements and all other property, whether fixed or moveable, as the same may exist at any time in, on or outside the Central Property and relating to the production of Venture Products;

(u) "Net Profits" means, for any period, the excess, if any, of Gross Proceeds for the period over the aggregate of:

          i) Operating Costs for the period;

          ii) Operating Costs for all previous periods to the extent that they have exceeded Gross Proceeds from such periods and have not previously been deducted in computing Net Profits; and

          iii) such amount of cash as is required for the ensuing three month period for working capital as, in the opinion of CPCC, is required for CPCC, provided that this amount shall be added to Gross Proceeds when calculating Net Profits for the next ensuing period;

(v) "Operating Costs" means, for any period, all costs, expenses, obligations, liabilities and charges of whatsoever kind and nature incurred or chargeable, directly or indirectly, by CPCC, after commencement of Commercial Production in connection with CPCC during the period, which costs, expenses, obligations, liabilities and charges shall include, without limiting the generality of the foregoing, the following:



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                                        6

          i) all costs of or related to CPCC;

          ii) all costs of or related to the quarrying, processing and marketing of Venture Products including, without limitation, transportation, storage, commissions, royalties and/or discounts;

          iii) all costs of or related to providing and/or operating employee facilities, including housing;

          iv) all duties, charges, levies, royalties, taxes (excluding any act of legislation which taxes the income of the parties hereto individual) and other payments imposed upon or in connection with CPCC by any government or municipality or department or agency thereof;

          v) all actual costs of CPCC for providing technical, management and/or supervisory services, the intent being that CPCC will neither realize a profit nor suffer a loss as a result of its management activity;

          vi) all costs of consulting, legal, accounting, insurance and other services;

          vii)  all  interest   expenditures   incurred  after  commencement  of
     Commercial Production;

          viii) all costs of construction, equipment and mine development after commencement of Commercial Production;

          ix) all costs for pollution control, reclamation or any other similar costs incurred or to be incurred by CPCC;

          x) any cost or expense incurred or to be incurred relating to the termination of this Agreement;


except where specific provision is made otherwise,  all Operating Costs shall be
determined  in  accordance  with  generally   accepted   accounting   principles
consistently applied;


(w) "Original Agreement" means the option agreement dated March 21, 1992, the amended option agreements dated June 2, 1992, June 30, 1994, November 17, 1995, May 27, 1996 and June 28, 1996 and other related agreements between the parties herein.


(x) "Palawan Cement Project" means the joint operation for the purposes of, without limitation:

          i) quarrying and mining raw materials for the production of cement, lime, clinker and all other rock and mineral products derived from the Central Property; and




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                                        7

          ii) manufacturing cement from raw materials extracted from the Central Property;


(y) "Participant(s)" means a Filipino third party or parties, acceptable to Fenway, which party or parties shall provide Production Funds;

(z) "Party or Parties" means the parties to this Agreement and their  respective
successors  and  permitted   assigns  which  become  parties  pursuant  to  this
Agreement;

aa) "Philippine Mining Act of 1995" means Republic Act No. 7942 of the government of the Philippines;

ab) "Production Funds" means the funds required in order to finance the Palawan Cement Project, from sources whether domestic or foreign, which Production Funds are to be obtained by Fenway, at its sole discretion;

ac) "Regulatory Approval" means filing and approval of mineral agreements and their transfer or assignment as provided for in Sections 29 and 30 of Republic Act No. 7942 enacted by the Philippine legislature in 1995 and as contemplated in this Agreement as well as approval of this Agreement by all Regulatory Authorities.

ad) "Regulatory Authorities" means both the Philippine Regulatory Authorities and the British Columbia Regulatory Authorities;

          (i) "British Columbia Regulatory Authorities" means the Exchange and, where applicable, the British Columbia Securities Commission.

          (ii)"Philippine   Regulatory  Authorities"  means  the  BMG-DENR,  the
     Philippine Securities and Exchange Commission, local government units and any governmental authorities located in the Republic of the Philippines;

ae) "Schedules" means those schedules attached hereto and forming part of this Agreement which are more particularly described as follows:

                Schedule "A": Description of the Central Property

at) "Venture Products" means all ores, minerals, concentrates or other products mined or produced from the Central Property and without limitation, all products produced by CPCC.

2.2 Tnc words "paragraph", "subparagraph", "herein", "hereof" and "hereunder" refer to the provision of this Agreement.



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                                        8

2.3 The headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope; extent or intent of this Agreement or any portion hereof.

2.4 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and in accordance with the rules and guidelines of the governing Regulatory Authorities, if applicable; PROVIDED that the laws of the Republic of the Philippines shall govern all matters relating to the transfers of the interests provided for in this Agreement as well as the development and operation of the joint venture company.

2.5 A reference to a statute includes all regulations made pursuant thereto, all amendments to such statute or regulations enforced from time to time and any statute or regulation which supplements or supersedes such statute or regulation.

2.6 Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter when the context so requires.

2.7 All accounting terms not defined in this Agreement shall have those meanings generally ascribed to them in accordance with generally accepted accounting principles, applied consistently.

2.8 All currency referred to herein is currency of the United States of America, unless otherwise stated.


3. TRANSFER

3.1 Upon and subject to the terms and conditions of this Agreement, CPMIC hereby agrees to transfer and set over to CPCC (the "Transfer") the Central Property including the MPSA, in such form and by way of instruments authorized by the Philippine Mining Law of 1995; to have and to hold the same, together with all benefit and advantage to be derived therefrom.

3.2 The rights of the parties hereto may only be assigned with the prior written consent of the other party hereto and with the approval of the Regulatory Authorities, if required.

4. CENTRAL PALAWAN CEMENT CORPORATION

4.1 Upon receipt of an acceptable EIA report (as defined below) and the Acceptable Funding Commitment, the parties hereto agree to the incorporation of CPCC as a new Philippine company, the sole purpose of which shall be to act as operator of the Joint Venture to undertake the Palawan Cement Project and to hold all of the rights and interests of CPMIC and Fenway in and to the Central Property, including the MPSA for the benefit of the parties hereto and the Participant(s).


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                                        9

4.2 The equity of CPCC shall be owned by Fenway (as to 40%), The Participant(s) (as to 50%) and CPMIC (as to 10%).

4.3 Within ten (10) years of the Effective Date, the present stockholders of CPMIC shall have the non-transferable right to purchase a further ten percent (10%) equity interest in and to CPCC from Fenway's equity interest in CPCC at the Fair Market Value thereof, such Fair Market Value of the shares to be determined by any of the top six internationally recognized accounting firms, and which option may only be exercised in its entirety.

4.4 The terms and principles governing the operation of CPCC shall be as set forth in Paragraph 10 hereof.

5. CONSIDERATION

5.1 Subject to Paragraph 5.2 hereof, as consideration for the Transfer referred to in Paragraph 3 of this Agreement, Fenway hereby agrees to issue to CPMIC non-transferable share purchase warrants to purchase, either in whole or in part, up to an aggregate of 2,000,000 common shares of Fenway (the "Shares") on the following basis (the "Warrants"):

     (a) 100,000 Shares, exercisable at a price of Canadian $2.00 per Share, at any time commencing June 28, 1996 and for a period of one (1) year thereafter; The receipt of which is hereby acknowledged through the delivery of the Shares to a Trustee.

     (b) 900,000 Shares, exercisable at a price of Canadian $2.00 per Share, at any time on or before one (1) year from the date of acceptance by Fenway of the Acceptable Funding Commitment;

     (c) 1,000,000 Shares, exercisable at a price of Canadian $3.00 per Share, at any time one within (1) year from the date of exercise of the Warrant referred to in Paragraph 5.1(b) above.

5.2 It is expressly u r1derstood that the Warrants referred to in Paragraph 5.1(b) and (c) hereof may not be exercised by CPMIC until such time as Fenway has received the Acceptable Funding Commitment.

5.3 Commencing upon receipt of the Production Funds, CPCC shall make maintenance payments to CPMIC, subject to Paragraph 7, in the amount of CDN$1O0,000 per annum (the "Maintenance Payments"), such payments to be paid quarterly commencing ten (10) days after the end of CPCC's first quarterly period ended, or as otherwise mutually agreed between CPMIC and Fenway.



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6. ROYALTY

6.1 If CPCC commences Commercial Production from the Central Property, CPMIC shall be entitled to receive and CPCC shall pay to CPMIC a royalty equal to $0.35 per tonne of raw materials extracted from the Central Property (the "Royalty").

6.2 Subject to the provisions of Paragraph 5.3 hereof, CPCC shall be under no obligation whatever to place the Central Property into Commercial Production and, in the event it is placed into Commercial Production, CPCC shall have the right at any time to curtail or suspend such production as it, in its absolute discretion, may determine.

6.3 The Royalty payable to CPMIC hereunder shall be paid quarterly commencing thirty (30) days after the end of CPCC'S first quarterly period ended, or as otherwise mutually agreed between CPMIC and Fenway, the records relating to the calculation of such Royalty during that quarterly period shall be audited and any adjustments shall be audited and any adjustments shall be made forthwith and the audited statements shall be delivered to CPMIC who shall have sixty (60) days after receipt of such statements to question in writing the accuracy and failing such question, the statements shall be deemed correct. All taxes on royalties shall be the sole responsibility of CPMIC.

6.4 CPMIC or its representatives, duly appointed in writing, shall have the right at all reasonable times, upon written request, to inspect those books and financial records of CPCC as are relevant to the determination of the Royalty and, at its own expense, to make copies thereof.

7. ADVANCE OF FUNDS

7.1 CPMIC acknowledges having received certain advances and monies from Fenway from time to time (the "Funds"), which Funds were to be specifically used for the purposes of furthering the Palawan Cement Project, as described in the Original Agreement, and that a portion of the Funds so advanced were spent for purposes other than the aforementioned objectives of furthering The Palawan Cement Project.

7.2 CPMIC agrees that any Funds previously advanced or to be advanced in the future, including the interest that has accrued or that will accrue thereon, for purposes other than for the objectives of furthering the Palawan Cement Project, as determined by Fenway's auditors, is hereby recognized and acknowledged by CPMIC as a loan and shall be considered as loans to CPMIC and shall be repayable with interest at the rate of 7% per annum for loans previously advanced, and repayable to Fenway, at the sole discretion of Fenway, from proceeds due to CPMIC from either the Maintenance Payments in paragraph 5.3 and/or the Royalty in paragraph 6.


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                                       11

8. CONDITIONS PRECEDENT

8.1 Fenway shall within thirty (30) days of the date of this Agreement, commence an environment impact assessment ("EIA") at its own cost.

8.2 Closing (as hereinafter defined) shall be conditional upon:

     (a) receipt by the government of the Philippines, CPMIC and Fenway of an acceptable EIA report;

     (b)  the acceptance of the Acceptable Funding Commitment by Fenway;

     (c) signing and execution of a Joint Venture Agreement in accordance with the terms and conditions in Articles 4 and 10 of this Agreement.

     (d) the incorporation of CPCC pursuant to the laws of the Republic of the Philippines;

     (e) submission by CPMIC of proof of the government-approvals for the transfer of the Central Property including the MPSA to CPCC;

9. THE CLOSING

9.1 Completion (the "Closing") of the transactions contemplated by this Agreement shall take place on the Closing Date, or such other date as the parties hereto shall mutually agree, and shall take place at the offices of CPMIC as set out on Page 1 of this Agreement.

9.2 Subject to the terms and conditions of this Agreement, on Closing CPMIC will execute and deliver to CPCC the following:

     (a) a deed of assignment, or other necessary documents, in recordable form, to absolutely transfer and vest the Central Property and the MPSA to CPCC;

     (b) evidence that the transfers, including the MPSA, is validly existing and approved in accordance with the Philippine Mining Act of 1995;

     (c) a  certified  true  copy  of  the  resolutions  of  the  directors  and
     stockholders   of  CPMIC  approving  this   Agreement,   the   transactions
     contemplated under this Agreement and the authorized signatories;

     (d) a certified true copy of the last audited financial statements of CPMIC.

     (e) submission of evidence of Philippine Regulatory Approvals from the

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                                       12

     proper Philippine Regulatory Authorities.

9.3 Subject to the terms and conditions of this Agreement, on the Closing Date, Fenway will execute and deliver to CPMIC or to a Trustee, the following:

     (a) evidence of Regulatory Approval from British Columbia Regulatory Authorities;

     (b)  the Warrants referred to in Paragraph 5.1(b) and (c) hereof;

     (c) a certified true copy of the last audited financial statements of Fenway.

10.  JOINT VENTURE

                                Formation of CPCC

10.1 Prior to Closing Date, the parties hereto agree to sign and conclude with a suitable Participant(s) a Joint Venture Agreement leading to the formation of CPCC, the Joint Venture corporation in accordance with Paragraphs 4 and 10 of this Agreement.

10.2 The parties agree that the relationships between themselves and the Participant(s) in CPCC will be governed in accordance with the terms of a full and formal joint venture operating agreement, which will be drawn and finalized by the parties and the Participant(s) acting in good faith, which agreement shall cover all terms and conditions of CPCC (the "JV Agreement").

10.3 In addition to the provisions set out in this Paragraph 10, the Joint Venture Agreement shall also set out terms governing the following:

     (a)  rights  of  first   refusal  with  respect  to  the   disposition   of
          participating interests in CPCC;

     (b) rights and limitations with respect to the assignment of participating interests in CPCC;

     (c)  default and termination.

                              Contributions to CPCC


10.4 CPMIC shall, by way of the Transfer of the Central Property including the MPSA to CPCC, thereby effectively contribute The Central Property to CPCC.


10.5 Fenway and the Participant(s) will provide CPCC with the funds necessary to finance CPCC.


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                                       13

10.6 CPCC will fund each Approved Program and Budget.

10.7 All funds expended with respect to the Central Property after the formation of CPCC shall be required to be made by CPCC.


                                Purposes of CPCC


10.8 CPCC shall have the following scope and primary and secondary purposes:

     (a) exploring for and developing ores, minerals and other products from the Central Property, including opening, developing and operating mines and/or quarries on the Central Property;

     (b) processing (including beneficiating, leaching, concentrating, smelting, refining or otherwise treating) ores, minerals or other products mined or produced from the Central Property for the purposes, without limitation, of producing Venture Products;

     (c) designing, engineering, constructing and operating Mining and Production Facilities to mine and remove ores, minerals or other products from the Central Property and to process such ores, minerals or other products mined front the Central Property into Venture Products;

     (d)  marketing, selling and delivering Venture Products;

     (e) performing any other operation or activity necessary, appropriate or incidental to any of the foregoing.

10.9 Unless the parties otherwise agree, CPCC shall be limited to its stated scope and purposes and nothing in this Agreement shall be construed as to enlarge the stated scope and purposes of CPCC.

                               Board of Directors

10.10 The affairs of CPCC will be governed by the direction and control of a Board of Directors (the " Board") to be comprised of ten (10) members with the following representation:

     (a)  From Fenway:                  40% of total representatives

     (b)  From the Participant(s):      50% of total representatives

     (c)  From CPMIC:                   10% of total representatives

10.11 Voting will be on the basis of one (1) vote for each representative and, unless otherwise provided, a decision or an action of the Board will require the concurrence of at least six (6) representatives.

                                    Operator

10.12 CPCC will be the operator of the Joint Venture.

                          Approved Programs and Budgets

10.13 All activities will be performed under programs and budgets approved in advance by the Board of Directors ("Approved Programs and Budgets"). The Board of Directors will meet initially to approve a program and budget for each calendar quarterly period as may be necessary in order to have each program and budget approved by at least one (1) month prior to the date of implementation.


                            Interests in Net Profits

10.14 Participation in the Net Profits of CPCC shall be as follows:

     (a)  to Fenway, 40% of Net Profits derived from the Central Property;

     (b) to the Participant(s) 50% of Net Profits derived from the Central Property.

     (c)  to CPMIC, 10% of Net Profits derived from The Central Property.

10.15 of this parties Any party may, at any time upon notice in accordance with the notice provisions of this Agreement, surrender all or a portion of its interest in Net Profits to the other by giving those parties notice of surrender.

11. RIGHTS OF FENWAY PRIOR TO CLOSING

11.1 At all times from the Effective Date until the Closing Date, Fenway, its employees, agents and independent contractors shall, subject to CPMIC giving prior notice to the proper authorities, have the sole and exclusive right to:

     (a) to enter upon the Central Property with full rights of access and egress;

     (b) to carry on all such other exploration activities including, without limitation, the right to remove from the Central Property, minerals, metals, broken rock, samples; bulk samples and other material as Fenway deems necessary or desirable to assess the potential of the Central Property and the recoverability of ore and minerals therefrom.


12. COVENANTS

12.1 At all times during the currency of this Agreement, CPMIC shall:

     (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Fenway and CPCC hereunder;

     (b) continue to make available to Fenway and its representatives all records and files relating to the Central Property and will permit Fenway and its representatives at their own expense to take abstracts therefrom and make copies thereof;

     (c) prior to the incorporation of CPCC with all government agencies and institutions, at Fenway's expense, obtain all government incentives which may be available for the Palawan Cement Project, obtain all rights from landholders or any other rights holders as well as required licenses, work permits and other necessary documents to develop the Central Property for the Palawan Cement Project with the involvement of foreign partners, secure, without limitation, water rights, plant site, pier site and warehouse site, from national and local Philippine governments;

     (d) prior to, during and after incorporation of CPCC and the Transfer, promptly provide Fenway and/or CPCC with any and all notices and correspondence from government agencies in respect of the Central Property;

     (e) obtain the approval of the Philippine Regulatory authorities to this Agreement where necessary; use its best efforts to expeditiously assist Fenway in doing all things reasonably required to obtain the acceptance of the British Columbia Regulatory Authorities to the terms of this Agreement;

     (t) cooperate frilly with Fenway and/or CPCC in obtaining any additional rights on or related to the Central Property as Fenway deems desirable;

     (g) immediately notify Fenway and/or CPCC of any claims, actions, demands of a civil, legal or judicial nature, filed against CPMIC in respect of the Central Property as well as disclose any anticipated litigation or adverse claims as set forth in the representations and warranties provision of this Agreement.

     (h) maintain in good standing all the rights comprising the Central Property such as but not limited to the mineral claims and rights, renewals and continuances thereof, by the doing and filing of any assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep the Central Property free and clear of all liens and encumbrances;

12.2 At all times during the currency of this Agreement, Fenway shall:

     (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of CPMIC and CPCC hereunder;

     (b) conduct all work on or with respect to the Central Property in a careful and minerlike manner, including any reclamation work required in respect of work performed by Fenway on the Central Property, and in accordance with the applicable laws;

     (c) permit CPMIC and its representatives, duly authorized by CPMIC in writing, at their own risk and expense access to the Central Property at all reasonable times and to the records prepared by Fenway in connection with work done on or with respect to the Central Property;

     (d) at its own expense, carry out any environmental cleanup which might be required as a result of work performed by Fenway on the Central Property;

     (e) obtain and maintain for itself and cause any contractor engaged hereunder to obtain and maintain during any period in which active work is out hereunder, adequate insurance and worker's compensation coverage, if applicable;

     (t) use its best efforts to assist CPMIC in doing all things reasonably required to obtain the approval of the Philippine Regulatory Authorities to the terms of this Agreement;

     (g) promptly provide CPMIC with any and all notices and correspondence from government agencies in respect of the Central Property;

     (h) cooperate fully with CPMIC in obtaining any additional rights on or related to the Central Property as CPMIC deems desirable;

     (i) immediately notify CPMIC of any claims, actions, demands of a civil, legal or judicial nature, filed against Fenway in respect of the Central Property;

     (j) obtain the Production Funds;

13. DEFAULT AND TERMINATION

13.1 It is an event of default ("Default") if:

     (a) the Production Funds are not received by Fenway by not later than the close of business (Vancouver time) on June 30, 1997, unless otherwise extended by the parties hereto in writing;

     (b) either Fenway or CPCC fail to make any of the payments as and when required pursuant to the terms hereof, or under any documents delivered in connection herewith, except for the consideration in Par. 5.1(a) which has been paid through a Trustee;

     (c) CPMIC fails to take reasonable action to prevent or defend assiduously, any action or proceeding which claims:

          i)   possession;

          ii)  sale;

          iii) foreclosure;

          iv)  the  appointment  of  a  receiver  or   receiver-manager  of  the
               Company's assets; or

          v)   forfeiture or termination;

of the Central Property, CPCC.

     (d) any party becomes bankrupt or commits an act of bankruptcy or if a receiver or receiver-manager of its assets is appointed or makes an assignment for the benefit of creditors or otherwise;

     (e) any party is unable or unwilling or otherwise fails to perform their obligations as and when required hereunder; or

     (f) if Fenway and CPMIC mutually consent in writing to the termination hereof.

13.2 Subject to the provisions hereof, a notice of Default by the non-defaulting party must be given to the defaulting party pursuant to the notice provisions of this Agreement within thirty (30) days of the time when the non-defaulting party is made aware of the event of Default and the defaulting party shall have ninety
(90) days from the notice of Default to cure such Default.

13.3 In the event that the defaulting party does not cure such Default within the time provided for in Paragraph 13.2 hereof, then this Agreement shall terminate forthwith and absolutely unless otherwise agreed to between the parties.

13.4 In the event of a Default by Fenway, CPMIC shall have the right to obtain its own financing to ensure the construction and/or operation of the cement plant and/or the quarry, provided that Fenway shall first be reimbursed by CPMIC and its stockholders for all of its costs and expenses, advances and loans to CPMIC or any of its stockholders or officers to the date of Default. In no event however, will the proportion of ownership and representation of Fenway be reduced below the percentage referred to in Section 10.10 and 10.14.

13.5 In the event of a material breach of the terms of this Agreement or of the warranties, covenants and representations contained herein by either of the parties hereto it shall be open to the aggrieved party to seek its remedy in damages and it also shall be open to the parties to rescind the terms of this Agreement upon the terms as herein set forth.

14. REPRESENTATIONS AND WARRANTIES

14.1 Each of the parties represents and warrants to the other that:

     (a) it is a company duly incorporated, organized and validly subsisting and in good standing under the laws of its incorporating jurisdiction and that it is qualified to do business in those jurisdictions where it is necessary to fulfil its obligations under this Agreement;

     (b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

     (c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with or result in any breach of or accelerate performance under any covenants or agreements or constitute a default, or result in the creation of any encumbrance under the provision of any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to be which it is subject;

     (d) the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constitutive documents;

     (e) except for the approval of this Agreement by the Exchange, if required, there are no consents, approvals or conditions precedent to the signing and execution of this Agreement which have not been obtained;

     (f) no proceedings are pending, and the parties are unaware of any basis for the institution of any proceedings leading to their respective dissolution or winding up, or the placing of each of them in bankruptcy or any other laws governing the affairs of insolvent corporations.


14.2 CPMIC hereby represents and warrants to Fenway that:

     (a) it is, and will be at Closing, the 100% recorded and beneficial owner of the Central Property including all MPSAs found thereon and has the exclusive right to enter into this Agreement and all necessary authority to dispose of its interests in and to the Central Property in accordance with the terms of this Agreement. Further, CPMIC received warranties that in the event of a change in the composition of stockholders of CPMIC, it will promptly notify Fenway in writing;

     (b) other than a royalty payable to the Republic of the Philippines, no stockholder of CPMIC, other person, firm, corporation or entity has any proprietary or possessory interest in the Central Property including the MPSA other than CPMIC and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates, or any such other products removed from the Central Property;

     (c) there are no actual, pending or threatened actions, suits, claims or proceedings regarding the Central Property or any basis therefor of which it is aware;

     (d) the Central Property is accurately described in Schedule "A" to this Agreement. As a result of advances made by Fenway, the Central Property and all interests related thereto have been duly and validly staked, located, recorded and registered in accordance with all applicable laws of the Philippines and all such interests are free and clear of all liens, charges, encumbrances and third party interest whatsoever;

     (e) the corresponding licenses and permits covering the Central Property and all interests therein including the MPSAs have been duly and validly issued pursuant to the mining laws of the Republic of the Philippines and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of the mining laws of the Republic of the Philippines and the performance of all other actions necessary in that regard;

     (f) conditions on and relating to the Central Property and operations conducted thereon by or on behalf of CPMIC are in compliance with all applicable laws, regulations or orders;

     (g) at the date hereof, there are no outstanding orders or directions relating to environmental matters requiring any compliance, work, repairs, construction or capital expenditures with respect to the Central Property and the conduct of the operations related thereto, nor has CPMIC received any notice of same;

     (h) it has delivered and will continue to deliver to Fenway all available geological information in its possession or control relating to the Central Property and copies of all available permits, permit applications and applications for exploration and exploitation rights respecting the Central Property;

     (i) it is not aware of any fact or circumstance which makes the representations and warranties in this Agreement incomplete, inaccurate, misleading and untrue or which would likely affect the decision of Fenway to enter into this Agreement.

     (j) it undertakes to cause its stockholders, directors, officers, assigns, successors-in-interest and all relatives or third parties who may have any interest in the subject matter Area of Interest referred to in paragraph 16 which conflicts with the interest of the Palawan Cement Project , to sell their interest to CPCC at original acquisition cost.

     (k) it is prohibited from selling, disposing, transferring, or creating any encumbrance on any interest or rights in the Central Property;

     (1) it obtained advise of counsel with respect to its rights and obligations herein.

14.3 Fenway hereby represents and warrants to CPMIC that Fenway will allot and issue the Shares free of all liens, claims, charges and encumbrances whatsoever upon exercise of the Warrants.

14.4 The representations and warranties hereinbefore set out are conditions upon which the parties have relied in entering into this Agreement and shall be true and correct on the Closing Date and shall survive after the Closing Date.

14.5 Except for fraud and gross negligence, each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

14.6 The parties acknowledge and agree with each other that they have entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the parties shall limit or extinguish the right to indemnify hereunder and in addition to any other remedies it may pursue; PROVIDED that Fenway may deduct the amount of any such loss or damage from any amounts payable by it or CPCC to CPMIC hereunder.

14.7 The parties shall each give all undertakings and assurances and shall each make such filings as are reasonably required by the Regulatory Authorities as a condition of any approval contemplated by this Agreement. All such undertakings, assurances and filings shall be prepared at Fenway's sole expense.

15. DELIVERY OF INFORMATlON

All data and information regarding the Central Property coming into the possession of any party under this Agreement shall be disclosed to the other parties.

16. AREA OF INTEREST

     CPMIC, its stockholders, directors, officers, assigns, successors-in-interests including its nominees (the "Others"), hereby agree that the Area of Interest shall cover a radius of three (3) kilometers from the outside boundaries of the Central Property and the Plant Site (the "Area of Interest") and shall be subject to paragraph 14.2 (j) of this Agreement.

17. RELATIONSHIP OF THE PARTIES

17.1 The rights, duties, obligations and liabilities of the parties shall be several and not joint.

17.2 No party shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of the other party for any purpose.

17.3 This Agreement shall not be construed so as to render the parties liable as partners or as creating a mining, commercial or other partnership, or as imposing upon any party any obligation or liability to the other party hereto other than with respect to CPCC.

17.4 Without consulting the other party, both parties shall have the right independently to engage in and receive full benefits from business activities which are not in any way in conflict with, adverse to, or in competition with CPCC. The doctrines of "corporate opportunity or business opportunity" shall not be applied to any other activity, venture or operation of the parties and all parties shall not be obliged to the other parties with respect to any opportunity to acquire any mineral property available to it:

     (a)  outside the boundaries of the Area of Interest at any time; or

     (b) within the boundaries of the Area of Interest after the termination of this Agreement.

18. TERM

18.1 The corporate life of the Joint Venture company shall be for fifty (50) years, renewable at the option of CPCC for further fifty (50) year period.

18.2 If any right, power or interest of any part of the Central Property would violate the rule against perpetuities then such right, power or interest shall continue for as long as may be permitted by Philippine law.


19. REGULATORY AND OTHER CONSIDERATIONS

19.1 It is hereby expressly acknowledged that Fenway is a company subject to the discretionary jurisdiction of the British Columbia Regulatory Authorities and that this Agreement may be subject to the prior approval of such British Columbia Regulatory Authorities.

19.2 It is also hereby expressly acknowledged that CPMIC is a company subject to the discretionary jurisdiction of the Philippine Regulatory Authorities and that this Agreement may be subject to the prior approval of such Philippine Regulatory Authorities.

19.3 This  Agreement  is  subject to both  Canadian  and  Philippine  Regulatory
Authorities and may be subject to the prior approval of such Regulatory Authorities.

19.4 The parties will file all such notices, agreements, forms or reports with the proper Regulatory Authorities as may be necessary in furtherance of the transaction contemplated herein, and shall supply copies of all such notices, agreements, forms or reports as filed with the proper Regulatory Authorities for the corporate files of Fenway and CPMIC, as the case may be. Any such notice shall be made in accordance with the notice provisions of this Agreement.

20. CONFIDENTIAL INFORMATION

     No information furnished by the parties hereunder in respect of this Agreement shall be published by either party without the prior written consent of the other party hereto, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable laws of the Regulatory Authorities.

21. ARBITRATION

21.1 The parties hereto agree to refer any dispute arising between the parties hereunder, as to interpretation of any provisions of this Agreement, to binding arbitration (the "Arbitration").

21.2 All disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any issue as to this Agreement's validity or enforceability, or for the construction, termination or breach thereof, shall be decided amicably by the Parties. If such dispute, controversy or difference cannot be amicably settled within thirty (30) calendar days of notice by one Party to the other, the matter shall be finally settled by arbitration conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

21.3 The place of the arbitration shall be Vancouver, Canada.

21.4 The Parties together shall appoint one (1) arbitrator and if they are unable to agree upon the appointment of a single arbitrator within fourteen (14) calendar days from receipt of the arbitration notice, each of the Parties shall appoint one (1) arbitrator within twenty-one (21) calendar days of receipt of the arbitration notice. The two (2) arbitrators thus appointed shall appoint a third arbitrator within thirty-five (35) calendar days from receipt of the arbitration notice and the third arbitrator thus shall be a lawyer experienced in matters of international, financial and commercial matters and without affiliation of any kind to any of the Parties.

21.5 The board of arbitration shall not be required to observe judicial formality and shall not be bound by strict rules of evidence. The board of arbitration shall render its award applying commercially reasonable principles consistent with the terms of this Agreement and shall have the authority to include in such award a decision binding upon the Parties, enjoining them to take or refrain from taking specific action with respect to the matter in dispute or disagreement. The arbitration award shall be issued in Vancouver, Canada and shall be agreed by each Party to be a foreign arbitral award in respect of the Philippines. The award of the board of arbitration shall be final and binding on the Parties. The costs of arbitration shall be borne in accordance with the determination of the board of arbitration. Except in the case of termination, the Parties shall continue to perform all their obligations under this Agreement pending the arbitration award.

21.6 All communications and testimonies, whether oral or written, during the arbitration proceedings shall be in the English language.

21.7 The arbitral award may be enforced by proceedings in any court having jurisdiction over any of the Parties. If enforcement is sought in the
Philippines, the award shall be enforced by judgement of the Regional Trial Court of Makati City only. In this connection, the Parties agree to submit themselves to the jurisdiction of the proper court for a non-arbitrable dispute, or if enforcement of the arbitral award is sought.

22. BINDING EFFECT & ASSIGNMENT

22.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, except as otherwise expressly provided herein.

22.2 CPMIC may not assign this Agreement or grant any participation without the prior written consent of Fenway.

23. EXPENSES

     Each party will be responsible for and bear its own costs and expenses, including legal fees, whether or not the transaction contemplated by this Agreement is completed or not.


24. NOTICE

24.1 All notices, requests, payments, demands or directions to the parties hereto shall be in writing and delivered or sent by registered mail postage prepaid, or by telex, telecopy, telegram or cable addressed to the parties hereto at their addresses set out on the first page of this Agreement, or to such other address(es) as may be specified by one party to the other in a notice given in the manner herein provided. Any notice, request, demand or direction given in such manner shall be deemed to have been received by the party to whom it is given.

     (a) On the 7th business day following the mailing thereof, if sent by registered mail;

     (b) On the 2nd business day following delivery, if personally delivered; or

     (c) On the business day following the transmittal thereof, if sent by telex, telecopy, telegram or cable.

24.2 If normal mail service, telex service or telegraph service is interrupted by strike, slowdown, force majeure or other cause, then any notice, request, demand or direction sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice, request, demand or direction shall utilize any other such services which have not been interrupted or shall deliver such notice, request, demand or direction in order to ensure prompt receipt thereof;

25. FORCE MAJEURE

25.1 In the event that any party is delayed or hindered in the performance of their obligations hereunder by force majeure, this Agreement shall remain in suspense until the cause thereof has ceased to delay or hinder performance. For purposes of This Agreement, but not by way of limitation, force majeure shall mean any cause beyond the reasonable control of the party liable to perform, and shall include strikes, lockouts, civil commotion; riot, war, threat of or preparation for war, fire; explosion, sabotage, storm, flood, earthquake or other natural disaster.

25.2 Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; Provided that the terms of settlement of any labor disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof, and that said party shall not be required to accede to the demands of its opponents in any such labor disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.

26. WAIVER

26.1 No consent or waiver, express or implied, by any party to or of any breach or default by the other party of any or all of its obligations nnder this Agreement will:


     (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this Paragraph;

     (b) be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

     (c) constitute a general waiver under this Agreement; or

     (d) eliminate or modify the need for a specific consent or waiver pursuant to this Paragraph in any other or subsequent instance.

26.2 In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall to the extent practicable not affect the validity of this Agreement.

27. GENERAL PROVISIONS

27.1 All parties hereto will, from time to time, at the request of the others, execute and deliver all such other and additional instruments, notices, releases, agreements, undertakings or other required documents and shall do all such other acts and things as may be reasonably necessary to more fully assure the carrying out of the intent and puipose of the terms of this Agreement.

27.2 Time is of the essence of this Agreement.

27.3 The parties acknowledge that although this Agreement was prepared by Sobolewski Anfield acting as counsel to Fenway, CPMIC and its stockholders throughout the discussions and negotiations between the parties has been advised by independent legal counsel with respect to its rights and obligations under this Agreement.

27.4 The governing law of this Agreement shall be the laws of British Columbia, Canada.

28. EXECUTION

28.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The Parties may each execute this Agreement by signing any such counterpart.

28.2 A facsimile copy of this Agreement shall be considered as an original and shall, in all respects, be legally binding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL PALAWAN MINING &           FENWAY RESOURCES LTD.
INDUSTRIAL CORPORATION

By: /s/ Fernanda B. Esguerra       By: /s/ H. John Wilson
-------------------------------    ---------------------------------
Engineer Fernando B. Esguerra      H. John Wilson
President                          President & CEO


                                   /s/ A. Leonard Taylor
                                   ---------------------------------
                                   A. Leonard Taylor
                                   Secretary & CFO


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                                       27

The Corporate Seal of
CENTRAL  PALAWAN  MINING &
INDUSTRIAL  CORPORATION
was hereunto  affixed in the
presence of:

/s/ [ILLEGIBLE]
-------------------------------



The Corporate Seal of
FENWAY RESOURCES LTD.
was hereunto affixed in the
presence of:

/s/ [ILLEGIBLE]
-------------------------------

                                 ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES)
MAKATI, METRO MANILA       )S.S.

     Before me on the 29th of August 1996 in Makati, Metro Manila, personally appeared the following:



Name                               CTC/Passport        Date & Place of Issue


A. Leonard Taylor for:             BCO15961            7/25/94 - Vancouver
FENWAY RESOURCES LTD.                                            Canada

Fernando B. Esguerra for:          80957630            4/2/96 - Makati
CENTRAL PALAWAN MINING
INDUSTRIAL CORPORATION


to me known and known to me to be the same persons who executed the foregoing Memorandum of Agreement consisting of __ pages, including this page, and they acknowledged to me that the same is their free and voluntary act and deed and the free and voluntary act and deed of the corporations they respectively represent.

     IN WITNESS WHEREOF, I have hereunto set my seal on the date and at the place abovewritten.



                                             /s/ SUSANA C. FONG
                                             Susana C. Fong
                                             Notary Public
                                             until 31 December 1997
                                             PTR No. 0276071
                                             IBP #405858


Doc. No. 438;
Page No. 089;
Book No. III;
Series of 1996.

                             TECHNICAL DESCRIPTION

CONTRACTOR:    CENTRAL PALAWAN MINING & INDUSTRIAL CORP.
               5885 Zobel Roxas St., Palanan,
               Makati, Metro Manila

CONTRACT AREA

Location:      Barangay Isugod-Pinaglabanan Area
               Municipality of Quezon
               Province of Palawan

Shape:         Bounded by Coordinates

               Longitude 117 58'30" to 118 05'30"

               Latitude 9 12'00" to 9 18'30"

               See attached map, marked Figure 2.

Size:          Four Thousand Nine Hundred Forty One
               Hectares (4,941)

ECONOMIC GEOLOGY

     Sufficient reserves of cement raw materials, consisting of limestone and shale, have been evaluated in the Isugod-Pinaglabanan area along the coast of Quezon town facing South China Sea by the Bureau of Mines & Geosciences which confirmed the feasibility of establishing a commercial plant therein. Chemical ananlysis indicated the suitability of the materials for the manufacture of portland cement.


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